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                                                                    Exhibit 99.1
Friday June 2, 10:02 am Eastern Time

Company Press Release
SOURCE: Data Critical Corporation

Aether Systems and Data Critical Form Strategic Partnership to Include Wireless Health Care Technology Integration and Development, Marketing Alliance and Equity Investment
BOTHELL, Wash., and OWINGS MILLS, Md., June 2 /PRNewswire/ -- Data Critical Corporation (Nasdaq: DCCA - news), a leader in wireless communication in health care and Aether Systems, Inc. (Nasdaq: AETH - news) a leading provider of wireless data systems and services announced today that the companies have signed an agreement to enter into an alliance for technology integration and development, strategic marketing programs and an equity investment by Aether in Data Critical.

The financial terms of the agreement include an initial $10 million purchase of Data Critical stock, priced at yesterday's closing price, with an option for up to an additional $10 million investment. Proceeds from the purchase will be used primarily for product development, marketing, and distribution enhancement.

"We are very excited about this investment and partnership with Data Critical, a leader in wireless health care solutions," said Dave Oros, chairman and chief executive officer of Aether. "This agreement will enable us to fulfill one of our key strategic objectives of expanding our services into the health care market. Data Critical's technology for physicians and nurses both in and out of the hospital is very impressive as illustrated by the excellent partnerships that the company has developed."

Under terms of the agreement, Data Critical will be a preferred health care solutions partner for Aether, offering Aether access to its market-leading portfolio of wireless and medical products used in charting, prescriptions, and transmitting diagnostic data and vital signs. Aether will be the exclusive wireless services provider for Data Critical in the U.S., providing wireless network services, devices, and customer support. In addition, Aether will work with Data Critical to provide wireless connectivity to support Data Critical's suite of healthcare software solutions.
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"The breadth and quality of wireless data services that Aether provides will help Data Critical accelerate the achievement of our vision of providing high value clinical applications within health care, one of the most mobile segments of the wireless market," said Jeffrey S. Brown, president and chief executive office of Data Critical. "This agreement fortifies our strategy to be the market leader in wireless health care."

Aether's network services and Data Critical's full range of clinical products will be available through Data Critical's Internet platform, unwiredDr.com, allowing physicians to access, purchase and use comprehensive clinical information from one source.

"We believe that clinicians, and especially physicians, will adopt and benefit from our clinical tools designed with the mobile medical workflow in mind," said Brown. "Physicians will use clinical applications that are relayed through tools with which they already are comfortable, such as pagers and cell phones." He added that professionals in the health care community were among the first to adopt these communication tools.

Under the financial terms of the agreement signed Friday, Aether will purchase $10 million in Data Critical stock at $8 1/8 per share, the closing price for Data Critical common stock on June 1, 2000.

After Aether's investment, Data Critical will have approximately $38 million in cash and cash equivalents prior to the exercise of the option.

About Data Critical Corporation
Data Critical Corporation develops and distributes wireless and Internet systems for communicating critical healthcare data. The company offers StatView(TM), AlarmView(TM) and FlexView(TM), a line of wireless alarm notification products for hospitals. It also provides MobileView(TM) and ECGStat(TM), a line of wireless products for physicians as well as WebChart(TM), an Internet-based solution for physician charting. Data Critical's physician products are available through a single Internet platform, unwiredDr.com. The company has more than twenty partnerships with industry leaders such as Agilent Technologies, Boston Scientific, drugstore.com, Edwards Lifesciences, GE Marquette, Medtronic Physio-Control, Nellcor Puritan Bennett (Mallinckrodt) and Siemens Medical Systems. Data Critical has sold more than 330 wireless alarm notification systems to nearly 200 U.S. hospitals. Additional information about Data Critical is available at www.datacritical.com.

About Aether Systems, Inc.
Aether Systems, Inc. is a leading provider of wireless and mobile data services allowing real-time communications and transactions across a full range of devices and networks. Using its engineering expertise, the Aether Intelligent Messaging (AIM) software platform, the ScoutWare? family of products (resulting from the acquisition of Riverbed Technologies, Inc.) and its network operations and customer service center, Aether Systems seeks to provide comprehensive, technology-independent wireless and mobile computing solutions. Aether develops and delivers wireless data services across a variety of industries and market segments in the United States and internationally. Aether is a joint principal owner, along with 3Com Corp., of OmniSky, Inc., a wireless Internet service provider based in Palo Alto, Calif. Aether headquarters are located at 11460 Cronridge Dr., Owings Mills, MD 21117. Additional information about Aether is available at www.aethersystems.com.

Except for the historical information presented, the matters discussed in this press release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Such risks and uncertainties include the effect of the Aether partnership on Data Critical's business, dilution from the Aether investment in Data Critical and other risks described in Data Critical's periodic

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filings with the SEC, including its 10K and registration statement on Form S-1 that was declared effective on November 8, 1999. These risks and other risk factors are described under the caption, "Risk Factors" in Aether's most recently filed prospectus with the Securities and Exchange Commission. Aether undertakes no obligation to update the forward-looking statements contained in this press release.

Copies of Data Critical's and Aether's public disclosure filings with the SEC are available from the investor relations departments of the respective companies.